COMPENSATION PHILOSOPHY

Flagstone’s Compensation programs are designed to give employees reasons to excel.

Through its performance management and rewards processes and programs, Flagstone endeavours to create an environment that fosters and rewards:

●	striving for and achieving excellence;
●	engaging in responsible relationships with clients, colleagues, and shareholders; and
●	maintaining the highest ethical standards.

All compensation programs are intended to align the interests of employees and management with shareholders and to foster sustained value creation with particular emphasis on total compensation management, pay for performance and the use of Flagstone equity.

The total compensation concept

At Flagstone, compensation refers to the combination of base salaries, annual bonus awards, and equity compensation opportunities as well as deferred compensation opportunities and benefits, which vary by country.

Upon joining Flagstone, employees receive a base salary, are eligible for an annual incentive bonus award based on performance and can participate in certain equity compensation programs depending on their level of seniority.

Base salary is used to recognize particularly the experience, skills and knowledge that individuals bring to their roles. Salary levels are determined primarily based on functional role, level of responsibility and relevant competitive practices.

Annual incentive bonus awards are determined annually on a discretionary basis. They are strictly and rigorously correlated with performance, and can therefore be highly variable from year to year.

Pay for performance

Flagstone is committed to providing superior compensation in return for superior performance and to developing the measurement systems and decision processes necessary to support the best compensation decision making.

Performance assessments consider the given individual’s scope of responsibility or sphere of influence.  Performance assessments incorporate quantitative and qualitative elements include a balanced assessment of financial results, operational results and leading indicators of future performance, to the extent feasible.

The role of Flagstone equity

Significant numbers of Flagstone employees are required to take a portion of their annual performance-based compensation in the form of Performance Share Units or Restricted Stock Units (PSU’s or RSU’s).

Flagstone believes that broad-based employee stock ownership enhances its ability to deliver superior shareholder returns by increasing the alignment between the interests of employees and shareholders. The goal of these programs is to engage all employees as partners in Flagstone’ success and to help the Firm realize the maximum gain from its strategy.

Approved 15th June, 2006